EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       CONTACT: Peg Lupton
                                                     Ethan Allen Interiors Inc.
                                                     (203)743-8234


                    ETHAN ALLEN REPORTS RECORD ANNUAL SALES;
           RESULTS FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2003


DANBURY,  CT.,  July 31, 2003 -- Ethan Allen  Interiors  Inc.  (NYSE:ETH)  today reported  sales and earnings  for the fourth  quarter and fiscal year ended June

30, 2003.


The Company achieved record annual sales totaling $907.3 million, an increase of

1.7%,  from $892.3  million in the prior year.  Annual  delivered  sales for the

Company's Retail division  increased 14.5% to $526.4 million from $459.6 million in the prior year,  while written sales  increased  15.4% over that same period.

Comparable  Ethan Allen  store  delivered  sales and written  sales for the year decreased 3.5% and 3.1%, respectively, as compared to the prior year.


For the  year  ended  June 30,  2003,  earnings  per  share,  including  pre-tax restructuring and impairment charges of $13.2 million,  amounted to $1.95 on net income of $75.4 million. This compares to $2.06 and $82.3 million, respectively,

for the prior year, which includes pre-tax  restructuring and impairment charges of $5.1  million.  Excluding  the  impact of the  restructuring  and  impairment charges in both periods, earnings per share and net income amounted to $2.17 and

$83.6 million, respectively, for the current year as compared to $2.14 and $85.4 million, respectively, for the prior year.



Net delivered sales for the fourth quarter ended June 30, 2003 increased 0.7% to

$236.4 million from $234.8 million in the prior year comparable  period.  Fourth quarter  delivered  sales for the Company's  Retail  division  increased 8.8% to

$139.3  million  from  $128.1  million  in the prior  year,  and  written  sales increased  10.3% over that same period.  Comparable  Ethan Allen store delivered sales and written sales for the quarter  decreased 2.8% and 2.6%,  respectively,

as compared to the prior year.



For the fourth quarter ended June 30, 2003, earnings per share amounted to $0.54 on net  income of $20.5  million.  This  compares  to $0.54  and $21.4  million,

respectively,  recorded in the prior year fourth quarter, which includes pre-tax restructuring  and impairment  charges of $5.1 million.  Excluding the impact of these restructuring and

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impairment  charges,  earnings per share for the prior year quarter  amounted to

$0.62 and net income totaled $24.5 million.


Farooq  Kathwari,  Chairman  and CEO,  commented,  "The last twelve  months have proven to be one of the more  challenging  periods  we have  experienced  in our industry.  Still,  despite  difficult  times in which we have endured war and an economic downturn,  both of which negatively  impacted consumer  confidence,  we have achieved record sales levels while  maintaining  healthy margins,  earnings and cash  flow.  We have used this  period as an  opportunity  to turn our focus within toward improving  operating  efficiencies and  strengthening the array of solutions we offer our customers.  On the operating side, we consolidated  three manufacturing facilities in order to improve production efficiencies and sustain our margins,  which remain among the highest in the industry.  During the fiscal year, we generated operating cash flows of $100.5 million which was used to fund capital expenditures,  acquisitions,  and $43.5 million in stock repurchases. In addition, in April 2003 we announced a 17% increase in our quarterly dividend."


"With regard to customer solutions, we continue to develop stylish products that offer great value to the consumer.  The Spring  introductions of our Tuscany and

Leather Expressions collections,  as well as the Ethan Allen Kids program, which is being  marketed this Summer,  all serve to expand our consumer  reach.  Also,

just last month we introduced yet another  exciting new collection to our retail network. New Country by Ethan Allen, which will be available to consumers in the

Fall,  promises  to add to the  line of our  recent  product  successes.  We are updating the design, and continually  re-evaluating the location, of Ethan Allen stores with the intention of making the shopping  experience more enjoyable.  To assist  consumers in the home decorating  process,  we  strengthened  our design assistance  program  through the  introduction of the Ethan Allen Style book and our on-line room  planning  resource  which is available  through the  Company's website.  Lastly,  we continued  efforts to make our products more accessible by simplifying and improving our consumer financing options. All of these solutions help to make the home decorating process fun and easy."


Commenting on expected  future  business  results,  Mr.  Kathwari  stated,  "The initiatives we have undertaken in the last twelve months have positioned us well to respond to an anticipated economic recovery. While it is difficult to predict when such an


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economic  recovery will occur, we are working under the assumption that positive trends  will begin to emerge  during our second  fiscal  quarter and that fiscal year increases in sales and earnings per share of approximately 5-7% and 10-12%,

respectively, are attainable."


Ethan Allen  Interiors  Inc. is a leading  manufacturer  and retailer of quality home  furnishings.  The Company  sells a full range of  furniture  products  and decorative  accessories  through an exclusive network of 309 retail locations in the United States and abroad, of which 119 are Company-owned. Ethan Allen has 14 manufacturing  facilities,  which  include 3 sawmills,  located  throughout  the

United States.



The Company will  conduct a  Conference  Call at 11:00 AM (Eastern) on Thursday,

July 31st to be broadcast live over the Internet  through the Company's  website at www.ethanallen.com (click on Investor Information under the "About Us" tab).
   ------------------


The  information  contained in this press release  should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,

2003 and other  reports  filed  with the  Securities  and  Exchange  Commission,

including  the  Company's  Report of Form 10-K for the year ended June 30, 2002.

Management's  discussion  in this release  contains  forward-looking  statements relating to future results of the Company. These forward-looking  statements are subject to various assumptions, risk and uncertainties,  and accordingly, actual results could differ materially from those  contemplated by the  forward-looking statements.

                                     ######


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

                           ETHAN ALLEN INTERIORS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                THREE MONTHS                      FISCAL YEAR
                                                                ENDED JUNE 30,                    ENDED JUNE 30,
                                                            2003             2002             2003             2002
                                                          --------         --------         --------         --------
                                                                 (unaudited)               (unaudited)

Net sales                                                 $236,448         $234,789         $907,264         $892,288
Cost of sales                                              121,533          119,261          457,880          470,975
                                                          --------         --------         --------         --------
       Gross profit                                        114,915          115,528          449,384          421,313
Operating expenses:
    Selling                                                 46,586           42,937          178,608          163,122
    General and administrative                              35,622           33,311          136,970          123,168
    Restructuring and impairment charge                         --            5,123           13,223            5,123
                                                          --------         --------         --------         --------
      Total operating expenses                              82,208           81,371          328,801          291,413
                                                          --------         --------         --------         --------
       Operating income                                     32,707           34,157          120,583          129,900

Interest and other miscellaneous income                        455              363            1,254            2,984
Interest and other related financing costs                     138              178              645              640
                                                          --------         --------         --------         --------
       Income before income tax expense                     33,024           34,342          121,192          132,244
Income tax expense                                          12,483           12,981           45,811           49,988
                                                          --------         --------         --------         --------
       Net income                                         $ 20,541         $ 21,361         $ 75,381         $ 82,256
                                                          ========         ========         ========         ========

Earnings per basic share                                  $   0.55         $   0.55         $   2.00         $   2.12
                                                          ========         ========         ========         ========

Basic weighted average shares outstanding                   37,117           38,674           37,607           38,828

Earnings per diluted share                                $   0.54         $   0.54         $   1.95         $   2.06
                                                          ========         ========         ========         ========

Diluted weighted average shares outstanding                 38,033           39,816           38,569           39,942



RECONCILIATION OF GAAP TO NON-GAAP INFORMATION:

Net income                                                $ 20,541         $ 21,361         $ 75,381         $ 82,256
Add: Restructuring and impairment charge,
     net of related tax effect                                  --            3,187            8,225            3,187
                                                          --------         --------         --------         --------
Net income (excluding restructuring and
     impairment charge)                                   $ 20,541         $ 24,548         $ 83,606         $ 85,443
                                                          ========         ========         ========         ========
Earnings per basic share (excluding
     restructuring and impairment charge)                 $   0.55         $   0.63         $   2.22         $   2.20
                                                          ========         ========         ========         ========

Basic weighted average shares outstanding                   37,117           38,674           37,607           38,828

Earnings per diluted share (excluding
     restructuring and impairment charge)                 $   0.54         $   0.62         $   2.17         $   2.14
                                                          ========         ========         ========         ========

Diluted weighted average shares outstanding                 38,033           39,816           38,569           39,942
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

                           ETHAN ALLEN INTERIORS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                                                   June 30,          June 30,
                                                                     2003              2002
                                                                  -----------       ---------
                                                                  (unaudited)

ASSETS
Current Assets:
     Cash and cash equivalents                                    $  81,856         $  75,688
     Accounts receivable, net                                        26,439            32,845
     Inventories, net                                               198,212           174,147
     Prepaid expenses and other current assets                       53,755            37,921
                                                                  ---------         ---------
        Total current assets                                        360,262           320,601

Property, plant, and equipment, net                                 289,423           293,626
Intangible assets, net                                               78,939            69,708
Other assets                                                          2,944             4,820
                                                                  ---------         ---------
        Total Assets                                              $ 731,568         $ 688,755
                                                                  =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Current maturities of long-term debt
        and capital lease obligations                             $     996         $     107
     Customer deposits                                               55,939            42,966
     Accounts payable                                                25,375            38,027
     Accrued expenses and other current liabilities                  52,116            48,028
                                                                  ---------         ---------
        Total current liabilities                                   134,426           129,128

Long-term debt                                                        9,222             9,214
Other long-term liabilities                                           2,682             2,066
Deferred income taxes                                                47,539            37,158
Total shareholders' equity                                          537,699           511,189
                                                                  ---------         ---------
        Total Liabilities and Shareholders' Equity                $ 731,568         $ 688,755
                                                                  =========         =========


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